AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HERITAGE-CRYSTAL CLEAN, INC.
The original Certificate of Incorporation of Heritage-Crystal Clean, Inc. was filed with the Secretary of State of Delaware on June 13, 2007, under the name of Heritage-Crystal Clean, Inc. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which amends and restates the Certificate of Incorporation as set forth below, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the Corporation is Heritage-Crystal Clean, Inc.

SECOND: The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent shall be The Corporation Trust Company.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifteen Million Five Hundred Thousand (15,500,000) shares of capital stock, consisting of (i) Fifteen Million (15,000,000) shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) Five Hundred Thousand (500,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article Fourth refer to sections and subsections of this Article Fourth.

(A)	Common Stock

(1)
Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to the voting rights, if any, of any holders of Undesignated Preferred Stock.

(2)
Liquidation Rights. Subject to the prior and superior right, if any, of any classes or series of the Undesignated Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(3)	Dividends. Subject to the rights, if any, of any holders of Undesignated Preferred

Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors out of funds legally available therefor.

(4)	Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein (or in any amendment hereto) shall be vested in the Common Stock.

(5)
No Preemptive Rights. Other than pursuant to the Participation Rights Agreement by and between the Corporation and The Heritage Group dated on or around March 12, 2008, as the same may be amended, supplemented or otherwise modified from time to time, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(B)	Preferred Stock.

Subject to any limitation prescribed by law or this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series of stock within any class, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such class or series, and to fix the designation, voting powers, preferences, qualifications, privileges and rights of the shares of each such class or series and any qualifications, limitations and restrictions thereof. The Board of Directors shall have the right to determine or fix one or more of the following with respect to each class or series of such Preferred Stock:

(i)The distinctive class or serial designation and the number of shares constituting such class or series;

(ii)The dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, whether payable in preference to, or in such relation to, the dividend payable on any other class or series, and the participating and other rights, if any, with respect to dividends;

(iii)The voting rights, full or limited, if any, or no voting rights, of the shares of such class or series, including special voting rights with respect to the election of directors, certain corporate actions, or other matters adversely affecting any such class or series;

(iv)Whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(v)The amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of voluntary liquidation, dissolution, winding up or other distribution of the assets of the Corporation;

(vi)Whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(vii)Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(viii)The price or other consideration for which the shares of such class or series shall be issued;

(ix)Whether the shares of such class or series shall be entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other class or series of Preferred Stock;

(x)Whether the shares of such class or series which are redeemed, converted or exchanged shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other class or series of stock; and

(xi)Such other powers, preferences, rights, qualifications, limitations and restrictions thereof, all as the Board of Directors of the Corporation may deem advisable and as are not inconsistent with the law and the provisions of this Amended and Restated Certificate of Incorporation.

Subject to the authority of the Board of Directors as set forth in Subsection (B)(x), any shares of Preferred Stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued Preferred Stock under this Section (B).

FIFTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. The Board of Directors shall be divided into three classes, each class to have, as near as may be possible, an equal number of directors. The term of office of directors of the first class shall expire at the annual meeting of stockholders next ensuing this classification; the term of office of directors of the second class shall expire at the second annual meeting of stockholders next ensuing this classification; and the term of office of directors of the third class shall expire at the third annual meeting of stockholders next ensuing this classification. At each annual meeting of stockholders, directors of the class whose term then expires shall be elected for a full term of three years to succeed the directors of such class, so that the term of office of the directors of one class shall expire in each year; provided, however, that nothing herein shall be construed to prevent (i) the election of a director to succeed himself or herself, (ii) the election of a director for the remainder of an unexpired term in the class of directors to which he or she is elected, or (iii) amendment of the Bylaws to increase or decrease the number of directors.

SIXTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for, and only to the extent of, liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of, or adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with, this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment to or repeal or adoption of an inconsistent provision. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

SEVENTH: The Corporation, to the full extent permitted by section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: In exercising the powers granted to it by law, this Amended and Restated Certificate of Incorporation, and the Bylaws, the members of the Board of Directors may consider, and act upon their beliefs concerning, the Corporation's long-term financial and other interests, and may take into account, among other factors, the social, economic and legal effects of the Corporation's actions upon all constituencies having a relationship with the Corporation, including without limitation, its stockholders, employees, customers, suppliers, consumers and the community at large, so long as all actions and decisions reflecting such considerations are reasonably calculated to be in the interests of the stockholders of the Corporation.

ELEVENTH: No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

TWELFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation, except as expressly provided therein or in the subsequent sentence. In addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation as required by this Amended and Restated Certificate of Incorporation, the Bylaws or any laws, (and notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, the Bylaws or any laws which might otherwise permit a lesser vote), the Corporation shall not enter into, nor agree to, any of the following without first receiving the affirmative vote of holders of at least seventy-five (75%) of the issued and outstanding Common Stock of the Corporation:

(i) the merger or consolidation of the Corporation or any of its subsidiaries with any other corporation or entity;

(ii) the sale, conveyance, license or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries;

(iii) the conversion of the Corporation into another type of corporation or entity; or

(iv) the alteration, repeal or amendment of any provision of this Amended and Restated Certificate of Incorporation or Article II, Section 2 (Special Meetings), Article II, Section 6 (Vote Required), Article II, Section 9 (Stockholder Nominations and Proposals), Article III, Section 1(b) (Directors), Article III, Section 3(b) (Removal of Directors), Article III, Section 12 (Vacancies and Newly-Created Directorships) and Article VII, Section 6 (Amendment) of the Bylaws.

IN WITNESS WHEREOF, Heritage-Crystal Clean, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed this 13th day of March, 2008.

HERITAGE-CRYSTAL CLEAN, INC.

By: /s/ Joseph Chalhoub
Name: Joseph Chalhoub
Title: President and Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HERITAGE-CRYSTAL CLEAN, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of HERITAGE-CRYSTAL CLEAN, INC. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, as previously amended on May 14, 2011, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

WHEREAS, it is deemed advisable and in the best interests of the Corporation to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by four million (4,000,000) shares;

NOW, BE IT THEREFORE RESOLVED that, subject to stockholder approval, the Board of Directors of the Corporation hereby authorizes the amendment to the Amended and Restated Certificate of Incorporation so as to increase the number of authorized shares of Common Stock of said Corporation, and for that purpose changes the first sentence of Article FOURTH in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares of capital stock, consisting of (i) Twenty-Two Million (22,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and (ii) Five Hundred Thousand (500,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24rth day of October, 2011.

By: /s/ Greg Ray, Chief Financial Officer
Greg Ray, Chief Financial Officer, Vice
President, Business Management and Secretary